UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Velodyne Lidar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-1138508
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

5521 Hellyer Avenue San Jose, CA 95138	95138
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title for each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock, par value $0.0001 per share	The Nasdaq Stock Market LLC

Warrants, each exercisable for three-fourths of one share of Common Stock at an exercise price of $11.50 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable):

Securities to be registered pursuant to Section 12(g) of the Act: N/A

Explanatory Note

This Registration Statement on Form 8-A is being filed by Velodyne Lidar, Inc. (formerly known as Graf Industrial Corp.) (the “Company”), a Delaware corporation, with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of the listing of the shares of the Company’s common stock, par value $0.0001 per share (“common stock”), and its warrants to purchase shares of common stock (the “warrants”) from the New York Stock Exchange (“NYSE”) to The Nasdaq Global Select Market. The transfer of the listing is to occur at the opening of trading on or around September 30, 2020.

Item 1.  Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the common stock and warrants.

On September 29, 2020, the Company’s stockholders approved, and the Company effected, a merger of VL Merger Sub Inc. (“Merger Sub”), the Company’s wholly owned subsidiary, with and into Velodyne Lidar, Inc. (“Velodyne”), with Velodyne surviving the merger in accordance with the Delaware General Corporation Law as a wholly owned subsidiary of the Company (the “Business Combination”). In connection with the Business Combination, the Company changed its name to Velodyne Lidar, Inc.

The description of the common stock and warrants registered hereunder and related rights is set forth under the heading “Description of Securities” beginning on page 257 of the Company’s definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by the Company with the SEC on September 14, 2020, (File No. 001-38703) and is incorporated herein by reference.

Item 2.  Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the registrant are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 29, 2020

Velodyne Lidar, Inc.

By:	/s/ Anand Gopalan
Name: Anand Gopalan
Title: Chief Executive Officer